Exhibit 4.1

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of November 18, 2009 (the “Effective Date”), by and between Egalet a/s, a Danish corporation also registered under the name BM Research a/s (“Egalet”), and RedHill Biopharma Ltd., an Israeli company (“RedHill”). Egalet and RedHill each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS, Egalet is the sole and exclusive owner of certain patents and other intellectual property rights relating to a certain Product (as such term is defined herein);

WHEREAS, Egalet wishes to license to RedHill all Egalet's rights in and to the Product, including all patent rights and other intellectual property rights relating thereto, and RedHill wishes to receive such license from Egalet, so that RedHill may develop and commercialize Products for all indications and for all uses, all on the terms set forth below; and,

WHEREAS, the license to be granted shall be granted on an exclusive and global basis in so far as the rights and positions licensed relate solely to the Product, whereas rights and positions, which may also be commercialized or exploited for purposes unrelated to the Product, shall be granted on a non-exclusive basis, all as more fully set out below.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1           “Affiliate” of a Party means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities of the other organization or entity or by contract relating to voting rights or corporate governance.

1.2           “Combination Product” shall mean a product which comprises (a) a Product and (b) at least one other active ingredient or medical device, which, if administered or used independently of the Product, would have a clinical, diagnostic or therapeutic effect and be capable of being priced and marketed separately.

1.3           “Competing Product” shall mean (i) a product for the treatment/prevention of heart failure and/or hypertension, including, without limitation, any product belonging to ATC Class C07AG and (ii) a product for the treatment/prevention of any other cardiovascular indication for which RedHill intends in good faith to market the Product provided that Egalet's obligations regarding such additional indications shall only be with respect to the grant of rights made following RedHill's notice of its intention to commercialize the Product for such additional indication.

1.4           "Field of Use" means all indications, and includes therapeutic, diagnostic and other human and/or animal uses.

1.5           “First Commercial Sale” shall mean the first commercial sale of a Product, in exchange for cash or some equivalent to which value can be assigned, after regulatory approval has been granted by a Regulatory Authority, other than the use of the Product for testing purposes and/or a sale for experimental, promotional, compassionate named patient or test market purposes. For the avoidance of any doubt, First Commercial Sale can only occur once worldwide, regardless of the jurisdiction in which it took place.

1.6            “Licensed Know-How” means all information (other than that contained in the Patents) whether patentable or not and physical objects related to the Product, including but not limited to Product data, Product related results and information, including, but not limited to, clinical data, analytical test results, non-clinical pharmacology and safety data, other R&D data, Regulatory Documentation, manufacturing and formulation information of a like nature, known to, generated by, vested in (or licensed to) and/or controlled by Egalet. Egalet represents and warrants that the entire Licensed Know How is listed in Annex B of this Agreement.

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1.7         “Net Sales” means the gross invoice price charged by RedHill or its Affiliates in respect of the sale of a Product by RedHill or its Affiliates, less the following items (collectively, the "Recognized Deductions"):

(i)	allowances or credits granted to and taken by customers (including wholesalers) for rejections, returns (including as a result of recalls), retroactive price reductions and prompt payment, and trade, cash and volume discounts;
(ii)	amounts incurred resulting from government mandated rebate programs (or any agency thereof);
(iii)	freight, transport, packing and insurance charges;
(iv)	taxes, including value added tax, tariffs or import/export or customs, duties;
(v)	rebates, charge backs and discounts paid or credited,
(vi)	bad debts;
(vii)	reasonable quantities of samples;
(viii)	liability insurance; and
(ix)	royalties paid to third parties in respect of the use of such third party’s intellectual property rights for the purpose of generating the Net Sales without infringing such third party intellectual property right positions.

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Notwithstanding the foregoing, for the purposes of this definition, the transfer of a Product by RedHill or one of its Affiliates to another Affiliate of RedHill or to a sublicensee is not a sale and in such cases, Net Sales will be determined based on the amount received by RedHill or such Affiliate in respect of the Product as sold by the Affiliate or sublicensee to independent third-parties, less the Recognized Deductions. For Net Sales of a Product sold or supplied as a “Combination Product”, the Net Sales of such a Combination Product in a country will be determined by multiplying the Net Sales of such Combination Product by the fraction of A/A+B, where A is the average unit selling price during the period in respect of which Net Sales are being calculated of the Product sold separately in that country and B is the total average unit selling price during the period in respect of which Net Sales are being calculated of the other product or device included in the Combination Product, when sold separately in that country. If neither the Product nor the other product or device included in the Combination Product are sold separately during the period in respect of which Net Sales are being calculated, then the Parties shall, considering the costs incurred by RedHill bringing about the Combination Product, in good faith negotiate the value of the other product or device included in the Combination Product that are to be deducted from the Net Sales of the Combination Product in determining the Net Sales of the Product contained in the Combination Product, it being agreed that absent such mutual agreement as to the proportion of such Combination Product to be attributed to the Product, the Parties shall mutually appoint an independent expert to determine such proportion.

1.8           “Patents” shall mean the patents listed in Annex A to this Agreement, as well as such other Product-related (a) U.S. patents and patent applications, (b) any substitutions, divisions, continuations, continuations-in-part (but only to the extent that they cover the same invention claimed in the foregoing), reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (c) any foreign or international equivalent of any of the foregoing, of which Egalet during the term of this Agreement becomes owner or controller.

1.9            “Product” shall mean Egalet Carvedilol - a controlled release pharmaceutical formulation based on a polymeric matrix composition formulated under one or more of the Patents and comprising Carvedilol as an active substance.

1.10         “Regulatory Approval” means approval by the US FDA of an NDA (New Drug Application), or the equivalent application for marketing approval, and satisfaction of any related applicable FDA registration and notification requirements (if any).

1.11         “Regulatory Authority” means any applicable government entity regulating or otherwise exercising authority with respect to the development and commercialization of a Product.

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1.12         “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records for Products to be assigned, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.13         “Royalty Term” shall mean the period commencing on the date of this Agreement and ending on the earlier of (i) expiration of the Patents for which exclusivity is granted, i.e. the Patents covering the core technology of the Product, and (ii) twelve (12) years after the First Commercial Sale.

1.14         “Sublicense” means a sublicense from RedHill to a third party under the License granted pursuant to this Agreement and the term “Sublicensee” shall be construed accordingly. Any Sublicense may include the right to grant further Sublicenses.

1.15         “Sublicensee Sales Royalties” means payments, whether comprising royalties and/or other payments, actually received by RedHill from third party distributors and/or Sublicensees in respect of sales of the Product effected by such distributors and/or Sublicensees (and/or any further Sublicensees thereof), less deduction of (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in RedHill or any Affiliate thereof at market value; (iii) payments received in reimbursement of patent prosecution costs incurred or which shall be incurred by RedHill; (iv) payments received in reimbursement of the cost of research and/or development activities or services performed or to be performed by RedHill or expended or to be expended by RedHill, and (v) payments received in reimbursement for marketing expenses which have been or shall be expended by RedHill with respect to the Product).

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2.	LICENSE GRANT

2.1	Scope of License. Egalet hereby grants to RedHill a worldwide, perpetual license, under its rights in and to the Patents and the Licensed Know-How to develop, manufacture, commercialize, make, use, sell, offer for sale and import Products, in the Field of Use (the “License”).

2.2	Scope of Exclusivity. The License shall, with respect to the Patents listed in Schedules IP-P06 and IP-P08 in Annex A, be exclusive (even as to Egalet), whereas the License, with respect to the Patents listed in Schedules IP-P03, IP-P05 and IP-P09 in Annex A, shall be non-exclusive. The License shall be non-exclusive with respect to any intellectual property included in the Licensed Know-How listed on Annex B that may be used by Egalet in respect of products other than the Product; provided, however, that Egalet shall not be permitted to make any use or grant any rights to such Licensed Know-How and/or the Patents listed in Schedules IP-P03, IP-P05 and IP-P09 in Annex A (i) in respect of the Product whatsoever, or (ii) in respect of any Competing Product or potentially Competing Product.

2.3	Sublicenses. The License granted to RedHill is Sublicensable (and further Sublicensable) in whole or in part, to third parties (including RedHill’s Affiliates).

For the avoidance of doubt, RedHill shall be entitled to conduct or to perform any activity in respect of the Products by means of any third party sub-contractor, and such conduct shall not be considered to be a grant of a Sublicense hereunder.

2.4	Registration. Egalet agrees that RedHill shall have the right, at its own account, to register as the licensee of the rights in and to the Patents and the Licensed Know-How as per Sections 2.1 and 2.2 above, and Egalet shall, within the scope of the License, execute all documentation reasonably requested by RedHill and otherwise cooperate with RedHill in order to ensure such registration where required or reasonably deemed relevant by RedHill to commercialize the Product.
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2.5	Limitations on Other Licenses. Without derogating from any other obligation of Egalet under this Agreement, during the term of this Agreement, Egalet shall not, without RedHill’s prior written consent, grant any rights or licenses to Patents or Licensed Know-How, or transfer any data or know-how to any third party, or otherwise assist any third party in any manner that would conflict with Egalet’s obligations under this Agreement.

3.	DATA AND PRODUCT TRANSFER

Within thirty (30) days following the Effective Date, Egalet will (i) transfer to RedHill all relevant know how and copies of external service and other contracts relating to the manufacturing of Product vesting in Egalet, all to the extent relevant for RedHill to exploit the License as envisaged by this Agreement, and (ii) make available to RedHill Ex Works (Incoterms 2000) Værløse, Denmark, any unexpired quantities of Product and unexpired quantities of raw materials for the Product it has on hand, all at no charge whatsoever to RedHill. Egalet will transfer to RedHill all additional Licensed Know How and copies of external service and other contracts relating to the manufacturing of Product vesting in Egalet, promptly following RedHill's request. The information and data detailed in this Section 3 shall be provided in hard and soft copies whichever is available, all of which shall be well organized in accordance with industry standards. In the event Egalet has a specific difficulty in providing both hard and soft copies, it shall discuss with RedHill possible resolutions of such difficulty. From time to time during the period of twelve (12) months following the Effective Date, Egalet will provide RedHill with any additional data, results and information in the possession or under the control of Egalet related to the Product requested by RedHill; provided, however, that in no event shall Egalet be obliged to generate additional materials apart from what it has on file.

4.	DILIGENCE

4.1	General. RedHill will undertake its best efforts to diligently proceed with the development, manufacture and sale of Products.

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4.2	Specific. Specifically, RedHill will use its best efforts to secure the appropriate financial resources to prepare, initiate and complete the clinical trials necessary to file an NDA with the United States FDA. RedHill undertakes to use its best efforts to initiate the clinical trials to be planned for the Product no later than 24 months following the Effective Date (the "Diligence Obligation"). In the event that RedHill shall fail to satisfy the Diligence Obligation, Egalet’s sole and exclusive remedy shall be the return by RedHill of the License rights to Egalet provided that in the event that any such failure is due to (i) any decision of, or delay caused or dictated by, any Regulatory Authority, (ii) any technical problems (including, but not limited to, crystallinity, dissolution and manufacturing problems) and development failure related to the Products, or (iii) any other reasons that are beyond RedHill’s reasonable control or influence (including any actions or defaults by Egalet), same shall not be deemed to constitute a breach of the Diligence Obligation. For purposes of this Agreement, ‘best efforts’ will not be deemed to require a party to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual fees and investments made by pharmaceutical companies reasonably comparable to RedHill in terms of size and capital strength for their prioritized products considered having a strategic potential and as being vital to the company.

4.3	No Warranty. For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by RedHill that any development or any commercialization to be carried out by it in connection with this Agreement will actually achieve its aims or any other results and RedHill makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such development. Furthermore, RedHill makes no representation to the effect that the commercialization of the Products, or any part thereof, will succeed, or that it shall be able to sell the Products in any quantity.

5.	REPORTS

5.1	Until the end of the Royalty Term, RedHill agrees as follows:

5.1.1      Development Reports. To keep Egalet informed with respect to activities and progress regarding the development and commercialization of Product(s), and to submit semi-annual written progress reports to Egalet describing in reasonable detail RedHill's activities related to the development, testing and commercialization of the Product(s).

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5.1.2      First Commercial Sale Report. To report to Egalet the date of the First Commercial Sale, together with the name of the country in which such First Commercial Sale occurred.

5.1.3      Together with each Royalty payment detailed in Section 6.3 below, to deliver to Egalet reports ("Periodic Reports") including the following with respect to the period covered by the Royalty payment:

5.1.3.1           The amount of Net Sales received from Products sold by RedHill, including the Recognized Deductions applicable in computing Net Sales, and the total Royalties due based on Net Sales.

5.1.3.2           Name and address of all Sublicensees.

5.1.3.3           Total payments due by RedHill to Egalet based on Sublicense Sales Royalties.

5.2	Without prejudice to Egalet's compliance with financial reporting requirements applicable under law for Egalet, any and all information, data or reports supplied by RedHill pursuant to the provisions of this Section 5 shall be treated as RedHill's Confidential Information.

5.3	Upon the termination of this Agreement in accordance with Section 14 below, RedHill shall have no further obligations under this Section 5.

6.	FINANCIAL PROVISIONS

6.1	Up-Front Payment. Within fifteen (15) days after the Effective Date and against receipt of a lawful invoice from Egalet, RedHill will pay Egalet an up-front license fee of US$100,000. In the event such payment may require approval of any governmental authority, RedHill undertakes to file for approval promptly following closing of this Agreement and undertakes to effectuate prompt payment of the up-front payment following receipt of the necessary approval. To the best of RedHill’s knowledge and belief, no significant delay in expected in receiving government approval for the transfer of the license fee from Israel to Denmark.

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6.2	Milestone Payments. RedHill will pay to Egalet the following one-time milestone payments (such payments are due only once for the Product and are not payable per indication) not more than 90 days after first achievement of each of the applicable milestones for the first Product to achieve such milestone (and not, for the avoidance of doubt, in respect of each Product or indication of a Product to do so), as follows:

Milestone	Payment
First filing for Regulatory Approval with the US FDA and Acceptance for review of such Filing by the US FDA	$200,000
Receipt of Regulatory Approval from the US FDA	$500,000

6.3	Royalty Payments.

Royalty Payments on Sales of Products that are Effected by RedHill or its Affiliates. Until the expiry of the Royalty Term RedHill will pay Egalet a royalty of 30% of Net Sales actually received by RedHill (the “Royalties”).

Royalty Payments in respect of Sublicensee Sales Royalties. Until the expiry of the Royalty Term, RedHill will pay Egalet 30% of all Sublicensee Sales Royalties (“Sublicense Royalty Fees”).

6.4	Due Dates for Payment. All payments due pursuant to the provisions of Section 6.3 above shall be due and payable to Egalet on a calendar quarterly basis within 90 days of the end of the applicable quarter, all against the receipt of a lawful invoice from Egalet for same.

6.5	Payment Method. Any amounts due to Egalet under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated in writing at least fifteen (15) days in advance by Egalet.

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6.6	Currency; Foreign Payments. If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the last business day of the calendar quarter to which such payments relate. If at any time legal restrictions prevent the prompt remittance of any payments in any jurisdiction, RedHill may notify Egalet and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of Egalet or its designee, and RedHill will have no further obligations under this Agreement with respect thereto.

6.7	Taxes. RedHill may deduct from any amounts it is required to pay to Egalet pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (including VAT to the extent applicable, but other than taxes imposed on or measured by net income of RedHill) or similar governmental charge imposed by any jurisdiction based on such payments to Egalet (“Withholding Taxes”). RedHill will provide Egalet a certificate evidencing payment of any Withholding Taxes hereunder within 30 days of such payment and will reasonably assist Egalet, at Egalet’s expense, to obtain the benefit of any applicable tax treaty.

6.8	Continuing Right. Following the expiration of the Royalty Term in any country, RedHill shall be entitled to continue to exploit the License in such country with respect to the Product(s) without having to pay Royalties, Sublicense Royalty Fees or make any other payment to Egalet in respect of such activities.

7.	RECORDS RETENTION AND AUDIT.

7.1	Record Retention. Until the expiry of the Royalty Term, RedHill will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Sales and Sublicensee Sales Royalties, in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained for five (5) years after the end of the period to which such books, records and accounts pertain.

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7.2	Audit. Egalet will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to RedHill and who agrees to be bound by a customary undertaking of confidentiality, have access during normal business hours, and upon reasonable prior written notice, to RedHill’s records (and those of its Affiliates) as may be reasonably necessary to verify the accuracy of Net Sales and Sublicensee Sales Royalties, as applicable, for any period ending not more than 24 months prior to the date of such request; provided, however, that Egalet will not, unless material discrepancies are identified, have the right to conduct more than one such audit in any calendar year or more than one such audit covering any given time period. The auditing firm will disclose to Egalet only the results of its audit and not any other information. Any such audit shall be made during RedHill’s normal business hours and shall not unreasonably interfere with the business of RedHill and shall be completed within a reasonable time. Egalet will bear all the costs of such audit. Without derogating from the forgoing, Egalet's audit rights shall be conducted no later than one year following the final payment under this Agreement.

7.3	Payment of Additional Amounts. If, based on the results of such audit, additional payments are owed by RedHill under this Agreement, RedHill shall, at its own cost, have an additional 60 days to conduct an additional (second) audit to verify Egalet’s audit results, and, assuming the two audits reconcile, RedHill shall make such additional payments within 60 days after the date on which such second accounting firm’s written report is delivered to RedHill. If the results of the two audits do not reconcile, the parties shall, unless otherwise agreed, appoint a third independent auditor, who – on basis of the audit results achieved by the first two auditors and such additional investigations and reviews, which the third auditor may find to be required – shall conduct a third and final audit the result of which shall be applied by the Parties. The Parties shall equally share the costs of for the third audit to be conducted.

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7.4	Confidentiality. Egalet will treat all information subject to review under this Section 7 in accordance with the confidentiality provisions of Section 11 below.

8.	REPRESENTATIONS AND WARRANTIES

8.1	By Both Parties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

8.1.1           Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

8.1.2           Consents, Approvals, etc. All necessary consents, approvals and authorizations of all governmental authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

8.1.3           Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

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8.2	By Egalet. Egalet hereby further represents, warrants, and covenants to RedHill as of the Effective Date as follows:

8.2.1           IP Ownership. Egalet has, the sufficient legal and/or beneficial title and ownership of the Patents and, to the best of its knowledge and belief, to the Licensed Know-How as is necessary to fulfill its obligations under this Agreement and to grant the License to RedHill pursuant to this Agreement, and the Patents and the Licensed Know-How are free and clear of any liens, encumbrances or third party rights (including without limitation, the right to receive royalties or other compensation). Furthermore, Egalet undertakes that to the extent that RedHill, its Affiliates, or any Sublicensee requires a license under any additional patents or related rights controlled by Egalet in order to develop, use, sell, offer for sale or import Products, Egalet shall grant such a license to RedHill, its Affiliates, and any Sublicensee on a non-exclusive royalty-free basis.

8.2.2           No Conflicting Grants. Egalet has not and shall not grant any rights to the Patents, or the Licensed Know-How that may derogate from the rights granted to RedHill hereunder, and no third party has any rights whatsoever (including the right to receive royalties or any other compensation) to the Patents or the Licensed Know-How.

8.2.3           Third Party Actions. Outside the scope of the IP positions listed in Annex [C], the exercise of the License by RedHill will not - to the best of Egalet’s knowledge and belief - infringe upon the patent or other intellectual property rights of any third party, and further that no actions, suits, claims, disputes, or proceedings concerning the Patents, the Licensed Know-How or the Product are currently pending or have been threatened in writing, that if determined adversely to Egalet would have an adverse effect on the Product or would impair Egalet’s ability to perform its obligations under this Agreement. Furthermore, there are no legal suits or proceedings by a third party (including without limitation employees or former employees of Egalet) contesting the ownership or validity of the Patents, the Licensed Know-How or the Product or any part thereof, and that if Egalet shall become aware of any such third party, Egalet shall immediately notify RedHill of such, and undertakes to effect any payments required (including the payment of royalties or other compensation) to be made to such third party, and to hold RedHill harmless from, and indemnify RedHill against, any such claims or payments.

8.2.4           Additional Licenses. To Egalet’s knowledge, no additional licenses to any patents (including patents owned or controlled by third parties) or know how are required to develop, manufacture, use or sell the Product.

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9.	LIMITATION OF LIABILITY.

Except in the case of a willful or fraudulent misrepresentation under Section 8, and except in the case of indemnification for payments to third parties under Section 13, in no event shall either Party be liable to the other or any of its Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

10.	PATENTS

10.1	PATENT PROSECUTION AND MAINTENANCE

10.1.1           Prosecution by RedHill. RedHill undertakes and shall have the sole, exclusive and first right to prosecute and maintain the patents comprising the Patents that are licensed on an exclusive basis using counsel of its choice, in the jurisdictions and to the extent that RedHill shall deem appropriate at its sole discretion. RedHill will provide Egalet with copies of all relevant documentation so that Egalet will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Egalet has not commented upon such documentation in a reasonable time for RedHill to sufficiently consider Egalet’s comments prior to a deadline with the relevant government patent office, or RedHill must act to preserve the Patents, RedHill will be free to act without consideration of Egalet’s comments, if any.

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10.1.2           Egalet undertakes to prosecute and maintain the patents comprising the Patents that are licensed on a non-exclusive basis using counsel of its choice in the jurisdictions and to the extent that Egalet shall deem appropriate at its sole discretion. Egalet will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if RedHill has not commented upon such documentation in a reasonable time for Egalet to sufficiently consider RedHill’s comments prior to a deadline with the relevant government patent office, or Egalet must act to preserve the Patents, Egalet will be free to act without consideration of RedHill’s comments, if any. Egalet undertakes to inform RedHill promptly if Egalet decides not to prosecute and maintain a Patent in order for RedHill to take such action as per RedHill’s discretion. RedHill shall have the right but no obligation to prosecute and maintain the patents comprising the Patents that are licensed on a non-exclusive basis.

10.1.3           RedHill’s Requests. Egalet shall use reasonable efforts to amend any Patent application to include claims or any other changes reasonably requested by RedHill to protect the Products contemplated to be sold under this Agreement. Moreover, Egalet will cooperate in the preparation, filing, prosecution, and maintenance of the Patents, including (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable RedHill to file, prosecute, and maintain the Patents in any country; and (b) promptly informing RedHill of matters that may affect the preparation, filing, prosecution, or maintenance of any Patents.

10.1.4           Patent Prosecution Costs. RedHill will bear the costs of preparing, filing, prosecuting and maintaining all patent applications contemplated by Section 10.1.1 and Egalet will bear the costs of preparing, filing, prosecuting and maintaining all patent applications contemplated by Section 10.1.2.

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10.1.5           Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting and maintaining Party to prosecute and maintain the relevant Patent.

10.2	PATENT ENFORCEMENT

10.2.1           Infringement Notice. If Egalet or RedHill determines that any Patent licensed hereunder is being infringed by a third party’s activities and that such infringement could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing. In addition, If Egalet or RedHill determines that any Licensed Know How is being misappropriated by a third party’s activities and that such misappropriation could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing.

10.2.2           Action by RedHill. RedHill will have the sole, exclusive and first right but not the obligation to remove such infringement and/or misappropriation and to control all litigation to remove such infringement and/or misappropriation, all to the extent the rights infringed are exclusively licensed to RedHill and in such case as RedHill shall deem appropriate in its sole discretion. However, RedHill undertakes to inform Egalet promptly if RedHill decides not to take infringement or misappropriation action in order for Egalet to assume responsibility of infringement or misappropriation action to be taken as per Egalet’s discretion. Egalet shall have the right, but no obligation to take any infringement or misappropriation action to the extent the rights infringed are not exclusively licensed to RedHill.

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10.2.3           In the event at Eagalet does, at its discretion, undertake any infringement or misappropriation action, Egalet will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if RedHill has not commented upon such documentation in a reasonable time for Egalet to sufficiently consider RedHill’s comments prior to a deadline, or Egalet must act to preserve the action, Egalet will be free to act without consideration of RedHill’s comments, if any. Egalet undertakes to inform RedHill promptly if Egalet decides not to take any infringement or misappropriation action in order for RedHill to take such action as per RedHill’s discretion. RedHill shall have the right but no obligation to take any action to remove any infringement and/or misappropriation, to the extent the rights infringed are not exclusively licensed to RedHill.

10.2.4           Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting Party to maintain the action.

10.2.5           Recovery. Any amounts recovered in connection with or as a result of any action contemplated by Sections 10.2.2 and 10.2.3, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and any remainder received by RedHill in excess of the reasonable costs and expenses in making such recovery will be treated as Net Sales or Sublicensee Sales Royalties and payments will be due in respect of same pursuant to this Agreement.

10.3	PATENT INFRINGEMENT

10.3.1           License. In the event that the manufacturing, use or commercialization of the Products or any other action authorized under the License or any part thereof, is such that RedHill determines, after prior consultation with Egalet, that it is commercially reasonable to seek a license to the intellectual property rights of any third party (as reasonably determined by RedHill), RedHill shall be entitled to enter into negotiations with such third party in order to reach an agreement according to which RedHill shall obtain a license or other applicable right or a waiver from such party with respect to such intellectual property rights. In such event RedHill shall be entitled to deduct such payments made from Net Sales and/or Sublicensee Sales Royalties.

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10.3.2           Claim - Rights and Procedures. In the event that either Egalet or RedHill, or both of them, are sued by a third party alleging that the commercialization of a Product infringes upon any intellectual property rights of such third party, the Party being so sued shall immediately give the other Party notice of same. In so far the infringement alleged relates to rights licensed to RedHill hereunder on an exclusive basis, RedHill shall have the sole, exclusive and first right, but not the obligation, to defend against such action and to control the defense of such action, on behalf of both Parties, within 60 business days from the date the relevant suit becomes known to RedHill. In so far as the infringement alleged relates to rights licensed to RedHill hereunder on a non-exclusive basis, Egalet shall have the sole, exclusive and first right, but not the obligation, to defend against such action and to control the defense of such action, on behalf of both Parties, within 60 business days from the date the relevant suit becomes known to Egalet. Any expenses or costs incurred by RedHill in connection with such action(s) RedHill shall be entitled to deduct such payments made from Net Sales and/or Sublicensee Sales Royalties, and any costs or amounts awarded to the counterparties in such action(s) shall be fully borne by RedHill and shall be offset from Royalties and Sublicense Royalty Fees or any other amounts of whatsoever nature due to Egalet. Any recovery in such action shall be retained by RedHill in full after reimbursing Egalet for any of its reasonable costs and expenses related to such suit (provided that such claim is not the result of a breach of warranty or representation by Egalet).

10.3.3           In the event that RedHill does not exercise its right to so defend, then Egalet shall be entitled to defend against such claim at its own cost and expense, including any costs or amounts awarded to the counterparties in such action(s), and any recovery in such action shall be retained by Egalet in full. In the event that Egalet does not exercise its right to defend in so far as the infringement alleged relates to rights licensed to RedHill hereunder on a non-exclusive basis, then RedHill shall be entitled to defend against such claim at its own cost and expense, including any costs or amounts awarded to the counterparties in such action(s), and any recovery in such action shall be retained by RedHill in full.

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10.3.4           Neither Party shall, without the consent of the other Party, enter into any settlement or compromise or consent to any judgment in respect of any claim related to rights licensed on an exclusive basis to RedHill under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the other Party from all liability arising out of the claim and does not otherwise limit the other Party.

11.	CONFIDENTIALITY

11.1	Disclosure and Use Restriction. The Parties agree that, during the Term of this Agreement and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party.

11.2	Confidential Information. “Confidential Information” shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:

20

(a)          was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(b)          was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

(c)          became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

(d)          was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

(e)          was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

All Licensed Know-How shall be deemed to be Confidential Information of Egalet; provided that RedHill shall be entitled to disclose such information under the same confidentiality undertakings as listed in section 11.2 to third parties that are relevant for the commercialization of the Product and to use any Licensed Know-How in the exercise of its rights under this Agreement.

21

11.3        Authorized Disclosure. Notwithstanding the provisions of Section 11.1 above, a Party shall be entitled to disclose the Confidential Information of the other Party hereto to the extent that such disclosure is:

(i)           made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)         otherwise required by law; provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicably possible;

(iii)         made by such Party to the Regulatory Authorities as necessary for the development or commercialization of a medicinal product, including the Product, in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations;

(iv)         made by such Party, in connection with the performance of this Agreement, to Sublicensees, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

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(v)          made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement.

12.         PRESS RELEASES

Press Releases. Press releases or other similar public communication by either Party relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to the other Party or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed, except for those communications required by applicable law, regulation or securities exchange rule (including, but not limited to, a public offering prospectus), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof. For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed so long as they do not describe the specific provisions hereof.

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13.          INDEMNIFICATION AND INSURANCE

13.1        Indemnification of Egalet. RedHill will indemnify Egalet and its directors, officers, employees and agents (“Egalet Parties”) and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising from or occurring as a result of any and all liability suits, investigations, claims or demands by a third party (collectively, “Losses”) arising from or occurring as a result of or in connection with (a) the negligence or willful misconduct on the part of RedHill in performing any activity contemplated by this Agreement, (b) breach by RedHill of any representations, warranties, or covenants set forth in this Agreement and/or (c) losses stemming from Product liability related losses or claims; except to the extent a Loss arises from the (i) negligence or willful misconduct on the part of an Egalet Party; or (ii) breach by Egalet of any representations, warranties or covenants set forth in this Agreement.

13.2        Indemnification of RedHill. Egalet will indemnify RedHill, its Affiliates, and their respective directors, officers, employees and agents (“RedHill Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent arising from or occurring as a result of or in connection with (a) negligence or willful misconduct on the part of Egalet; or (b) breach by Egalet of any representations, warranties, or covenants set forth in this Agreement, except to the extent a Loss arises from or occurs as a result of or in connection with (i) negligence or willful misconduct on the part of a RedHill Party; or (ii) breach by RedHill of any representations, warranties, or covenants set forth in this Agreement. Egalet shall further be responsible for and shall indemnify and hold RedHill harmless in respect of:

13.2.1  All royalties and other payments existing under an agreement signed by Egalet or any obligation undertaken by Egalet, required to be paid to third parties in respect of the commercialization of the Products.

13.2.2 All royalty and other payments required to be paid to other third parties in respect of the Product as a result of a claim by any of Egalet’s existing or former employees, consultants or shareholders, or any person named in Egalet’s patents or patent applications, or any person claiming it should have been named as an inventor in such patent applications.

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13.3        In the event that additional license(s) to intellectual property (irrespective of whether such is the intellectual property covered herein or any other intellectual property) are necessary to enable RedHill, its Affiliates or Sublicensees to exercise the License, and the receipt of or license to use such additional intellectual property requires payment of royalties, settlement payments, awards or any other payments made to and taken by any third party on account of the use of such third party’s intellectual property, then RedHill shall effect a reduction in the Royalties and Sublicense Sales Royalties payable to Egalet hereunder by the amount of such third party payments (without derogating from any other deductions permitted herein, including without limitation, on account of a Combination Product reduction).

13.4        Conditions to Indemnity. Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation of and defense of any such claim or demand; and (iv) the indemnifying Party not compromising or settling such claim or demand without the indemnified Party’s prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation; provided that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent prejudiced by such failure and that provided that the indemnified Party is not obligated to notifying the indemnifying Party of claims, demands and/or actions made directly against the indemnifying Party. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse affect on the business, operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity.

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13.5        Insurance. RedHill will have and maintain such types and amounts of liability insurance, including clinical trial and product liability insurance, as is normal and customary in the industry generally for parties similarly situated. RedHill undertakes to send a copy of such insurance at the request of Egalet.

14.         TERM AND TERMINATION

14.1        Term. Unless earlier terminated in accordance with the provisions of this Article 14, the term of this Agreement (the “Term”) commences upon the Effective Date and will continue until terminated in accordance with the terms hereof.

14.2        Termination.

14.2.1           Termination for Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such material breach, providing specific actions that the defaulting Party could take to cure such material breach, and stating its intention to invoke the provisions of Section 14.3 if such material breach is not cured. If such material breach is not cured within 90 days after the receipt of such notice (or, if such material breach cannot be cured within such 90-day period, if the defaulting Party does not commence actions to cure such material breach within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without limiting any of its other rights conferred on it by this Agreement (except as expressly set forth herein), to terminate this Agreement by providing written notice to the breaching Party.

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Notwithstanding anything to the contrary herein, in the event of Egalet’s material breach of this Agreement, and without derogating from any of RedHill’s other rights at law, RedHill shall have the right to continue all activities under the License granted herein and to continue utilizing the Patents for the exploitation of the License, with the right to set-off, from any sums due to the Egalet hereunder, amounts equivalent to any damage caused to RedHill as a result of Egalet’s breach hereunder.

Notwithstanding, it is clarified that Egalet shall not be entitled to terminate this Agreement for any reason whatsoever once the Royalty Term has expired, provided that this shall not derogate from any right of termination available to Egalet if RedHill has not complied with any and all of its obligations hereunder as per elapse of the Royalty Term.

14.2.2           Voluntary Termination. RedHill shall be entitled, in its sole discretion, to terminate this Agreement at any time on thirty (30) days written notice to Egalet, without the need to pay Egalet any compensation in respect of such termination, in which case RedHill will immediately cease any and all development and other activities regarding the Product. Outside the scope of Sections 14.2.1 and 15.11 Egalet shall have no right to terminate this Agreement.

14.3        Consequences of Termination.

14.3.1           License. Upon early termination of this Agreement in its entirety pursuant to Section 14.2, the License granted by Egalet to RedHill hereunder will terminate; provided that RedHill shall have a period of 180 days after the date of termination to dispose, for consideration or otherwise as RedHill deems fit, of all previously made or partially made Product, subject to Royalties and Sublicense Royalty Fees on such sales being duly paid to Egalet.

14.3.2           Continuation following Egalet’s Bankruptcy. The Parties agree that in the event that Egalet becomes insolvent or makes a filing under bankruptcy or similar laws in any jurisdiction, RedHill shall have the protection afforded to the licensee under the United States Bankruptcy Code, including but not limited to, the protections set forth in 11 U.S.C §365(n) or its equivalent in any other jurisdiction which allows the licensee, upon rejection of the license agreement by the debtor-licensor or its representative, the option to either retain the licensee’s rights in the intellectual property under the existing contract while continuing to pay royalties, or to treat the executory contract as terminated. Egalet does not warrant that the rights granted to RedHill under this Section 14.3.2 will be enforceable under the laws of the jurisdiction under which Egalet operates.

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14.3.3           Return of Information and Materials. Upon early termination of this Agreement in its entirety pursuant to Section 14.2, each Party will return to the other all Confidential Information of the other Party (except one copy of which may be retained for archival and compliance purposes), RedHill will return to Egalet or its designee all Licensed Know How and any other tangible materials received by RedHill under this Agreement and RedHill will further waive and actively deregister or assign as requested by Egalet, all Patent right registrations made under Section 2.4 above.

14.3.4           Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

14.3.5           Survival. Sections [6.8, 7, 9, 11, 12, 13.1-13.4, 14.3 and 15.3] of this Agreement will survive expiration or termination of this Agreement for any reason.

14.3.6           License Survival. Once the Royalty Term shall expire, RedHill shall, provided that the Agreement has not been terminated by Egalet under Section 14.2.1 or by RedHill under Section 14.2.2, be entitled to continue to manufacture and/or sell the Product throughout the world without having to pay Royalties or Sublicense Royalty Fees or any other amounts of whatsoever nature to Egalet in respect of such activities subsequent to such date. This Section 14.3.6 shall survive termination or expiration of this Agreement.

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15.          MISCELLANEOUS

15.1       Assignment. Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Affiliate, or to any third party successor in interest with which it has merged or consolidated, or to which it has transferred all or substantial part of its assets or stock to which this Agreement relates. Any purported assignment or transfer in violation of this Section 15.1 will be void ab initio and of no force or effect. This provision shall not prevent Egalet from assigning or prohibit the transfer of the rights to future Royalties and Sublicense Royalty Fees to a third party, provided however that such third party in no event shall enjoy any better rights vis-à-vis RedHill than Egalet.

15.2      Severability. Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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15.3      Governing Law. This Agreement will be governed by and construed in accordance with the laws of England, without reference to any rules of conflicts of laws.

15.4       Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Egalet, to:

Egalet a/s

Lejrvej 37-41

DK-3500Værløse,

Denmark

Phone: +45 4447 8080

Telefax: +45 4447 8081

If to RedHill, to:

RedHill Biopharma Ltd.

42 Givati St.

Ramat Gan 52232

Israel

Fax: +972 (3) 725 5723

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered, (ii) on the business day (on the receiving end) after dispatch, if sent by nationally-recognized overnight courier (third business day if sent internationally), (iii) on the third business day following the date of mailing, if sent by mail (fifth business day if sent internationally) and (iv) on the first business day (on the receiving end) after being sent by facsimile or by if sent by electronic mail followed by facsimile. It is understood and agreed that this Section 15.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

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15.5      Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.6       Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

15.7       Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

15.8       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

15.9       No Third Party Beneficiaries. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

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15.10       Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

15.11      Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect. If any such force majeure event continues for a continuous period of 12 months, the Party whose performance is not prevented by such event may terminate this Agreement with immediate effect by providing the other Party with written notice.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Egalet a/s		RedHill Biopharma Ltd.
Signature:	/s/ M. Fiorini	Signature:	/s/ Dror Ben-Asher
Name:	M. Fiorini	Name:	Dror Ben-Asher
Title:	Chairman	Title:	CEO

Egalet a/s		RedHill Biopharma Ltd.
Signature:	/s/ P. Nordwood	Signature:	/s/ Ori Shilo
Name:	P. Nordwood	Name:	Ori Shilo
Title:	CEO	Title:	CFO

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ANNEX A

PATENT TABLES

Patent license granted on an exclusive basis: Tables IP-P06 and IP-P08.

Patent license granted on a non-exclusive basis: Tables IP-P03, IP-P05 and IP-P09.

IP-P03 - Coat (coating with cellulose)

Application / Patent type	Title	Patent No.	Application No. / Publication No.	Filing date
PCT application	Controlled release composition	-	PCT/DK95/00080 /	23-02-95
WO/1995/022962

Japan application	Controlled release composition	JP 4194114	HEI7(1995)-522075 /
JP9509184
Japan application	Controlled release composition	-	2005-282068 / 2006-	Withdrawn
052228
US patent*	Controlled release composition	US 6,787,156	08/693,254
US application	Controlled release composition	-	10/827,521 /	Abandon
US2005019405
US application	Controlled release composition	-	12/213,087 /	Withdrawn
US2008254124
-
EP Patent**	Controlled release composition	EP 0746310	95909667.8
Switzerland		EP 0746310	From EP
France		EP 0746310	From EP
Great Britain		EP 0746310	From EP
Italy		EP 0746310	From EP
Germany	Zusammensetzung mit gesteuerter	DE69506086	From EP
freizetzung
Denmark	Præparat med styret afgivelse	DK 0746310	From EP

Proprietor: BM Research

34

Status:

- EP patent issued in Switzerland, France, Great Britain, Italy, Germany & Denmark and expires 23 February 2015

- US patent issued and expires 7 September 2021

- JP patent issued and expires 23 February 2015

35

IP-P05 - Polymer release system

Application / Patent type	Title	Patent No.	Application No. / Publication No.	Filing date
PCT application	Polymer release system	-	PCT/DK02/00620 /	23-09-02
WO 2003/024429

US application	Polymer release system	-	10/490,308 /	Abandon
US2004/0234602
US continuation			12/073,692 /	07-03-08
US2008254122

EP application	Polymer release system		EP 1429739/
02779224.1

Proprietor: Egalet a/s

36

IP-P06 - Controlled release solid dispersions

Application / Patent type	Title	Patent No.	Application No. / Publication No.	Filing date
PCT application	Controlled release solid dispersion	-	PCT/DK02/00621	23-09-02
WO 2003/024426

US application	Controlled release solid dispersion	-	10/490,170 /	Abandon
US2005/0019399

US continuation	Controlled release solid dispersion		12/073,691 /	07-03-08
US2008/0234352
EP application	Controlled release solid dispersion	EP 1429734	02776907.4
AT		AT E 381 924	From EP
BE		EP 1429734	From EP
CH		EP 1429734	From EP
DE		DE 602 24 293	From EP
DK		EP 1429734	From EP
ES		EP 1429734	From EP
FR		EP 1429734	From EP
GB		EP 1429734	From EP
IE		EP 1429734	From EP
IT		EP 1429734	From EP
EP Divisional	Controlled release solid dispersion		EP 1929998/	20-12-07
07024778.8

Proprietor: Egalet a/s

Status:

- EP patent granted 26 December 2007 and expires 23. September 2022

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IP-P08 - Controlled release Carvedilol compositions

Application / Patent type	Title	Patent No.	Application No. / Publication No.	Filing date
PCT application	Controlled release carvedilol	-	PCT/DK03/00765/	07-11-03
	compositions		WO 2004/041252

US application	Controlled release solid dispersion	-	10/703,084 /	Abandon
US2004/0151772
US continuation	Controlled release solid dispersion		12/076,105 /	13-03-08
US2008268057

EP application	Controlled release solid dispersion	-	EP 1562552/	Withdrawn
03810382.6

Proprietor: Egalet a/s

38

IP-P09 - Polymer blend

Application / Patent type	Title	Patent No.	Application No. / Publication No.	Filing date
PCT application	Matrix composition for controlled release	-	PCT/DK04/000217	26-03-04
WO 2004/084869

US application	Matrix composition for controlled release		10/550,685 /
US2007/0042044
Canada application	Matrix composition for controlled release		2,520,312

Japan application	Matrix composition for controlled release		2006-504340 /
2006521301

India application	Matrix composition for controlled release	IN 233507	4439/DELNP/2005

EP application	Matrix composition for controlled release	EP 1610768	04723523.9

AT		AT E 399 538	From EP
BE		EP 1610768	From EP
CH		EP 1610768	From EP
DE		EP 1610768	From EP
DK		EP 1610768	From EP
ES		EP 1610768	From EP
FR		EP 1610768	From EP
GB		EP 1610768	From EP
IE		EP 1610768	From EP
IT		EP 1610768	From EP
NL		EP 1610768	From EP
EP Divisional	Matrix composition for controlled release		EP 1974726/ 08158752,9
1120403
HK application

Proprietor: Egalet a/s

39

- EP patent granted and expires 26. Marts 2024

- IN Patent granted and expires 26. Marts 2024

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ANNEX B

[****]

41

ANNEX C

Third Party Patents

EP 1272179 (WO 01/74357)

US  5,902,821

42